EXHIBIT 99.1

CONTACT: GARRY O. RIDGE

Phone: 619-275-9324

WD-40 COMPANY REPORTS SECOND QUARTER SALES UP 11%, NET INCOME UP

24%; ANNOUNCES SHARE REPURCHASE AUTHORIZATION

SAN DIEGO, April 5, 2007 — WD-40 Company (Nasdaq: WDFC) today reported net sales for the second quarter ended February 28, 2007 of $79.3 million, an increase of 11.0% over the second quarter last year. Year-to-date net sales were $151.3 million, up 9.1% from the same period last year.

Net income for the second quarter was $8.9 million, up 23.6% compared to the prior year's quarter. Earnings per share were $0.52 in the second quarter, compared to $0.43 per share for the same quarter last year. Year-to-date net income was $14.6 million, a decrease of 0.8%. Through six months, earnings per share were $0.85 compared to $0.88 in the same period last year.

“We had a solid quarter and are on track to meet our expectations for the year,” said Garry O. Ridge, WD-40 Company president and chief executive officer.

Summary

•	Net sales increased 11.0% to $79.3 million for the second quarter. Year-to-date net sales grew 9.1% to $151.3 million.

•	Net income for the second quarter grew 23.6% to $8.9 million. Year to date net income was down 0.8% at $14.6 million

•

Lubricant sales were up 15.7% for the second quarter and 15.5% for the first half. Household products sales were up 1.6% for the second quarter and down 2.8% through six months. Heavy-duty hand cleaner sales were down 12.1% in the second quarter and off 9.7% through six months.

•	The company announced an open-ended share repurchase authorization of up to $35 million that expires in March 2008.

Fiscal Year Guidance

In fiscal year 2007, WD-40 Company reaffirmed that it expects net sales to grow 7%-13% to $307-$324 million. WD-40 Company also still expects net income of $29.1-$31.6 million in 2007, achieving earnings per share between $1.70 to $1.85 based on an estimated 17.1 million shares outstanding. The fiscal year 2007 outlook reflects the impact of the company's move to open a direct operation in China. Results from the first year of direct operations in China are expected to reduce net income in 2007 by approximately $1.0 million, or 6 cents per share.

“We opened our operation in China on time and are now able to provide direct service to our customers in that country,” Ridge said.

As previously announced, on March 27, 2007 the board of directors of WD-40 Company declared a regular quarterly dividend of $0.25 per share, payable April 30, 2007 to stockholders of record on April 16, 2007.

Share Repurchase Authorization

WD-40 Company also announced that at its regularly scheduled meeting on March 27, 2007, the board of directors authorized an open-ended buy back of Company shares up to $35 million over the next 12 months.

Financial Highlights

Cost of goods during the second quarter was 50.8% of sales compared to 52.0% in the second quarter last year. Through six months, cost of goods was 51.4% versus 52.0% for the same period last year.

“While we’ve achieved some improvement in cost of goods so far, we continue to be concerned about the rising cost of components and raw materials, and have created an internal cost reduction team to focus on cost saving initiatives and supply chain opportunities,” Ridge said.

Advertising and sales promotion expenses were up 4.8% for the second quarter compared to the same period last year and were up 30.9% for the first six months of the year. The company expects its investment in global advertising and sales promotion expenses to be in the range of 6.5% to 8.5% of net sales for the fiscal year.

Total sales for the second quarter were 61.7% from the Americas, 30.7% from Europe and 7.6% from Asia/Pacific.

In the Americas, sales for the second quarter were up 7.6% from a year ago. Through six months, Americas sales were up 2.6%.

“We had strong growth of the WD-40(R) brand across the Americas, which were offset slightly by declines in the 3-IN-ONE Oil(R) brand and in some of our household products,” Ridge said.

In Europe, sales were up 19.1% for the second quarter and are up 23.6% through six months.

“We continue to have strong growth throughout Europe in both our direct and distributor markets,” Ridge said. “These markets represent important long-term growth potential and we are pleased to see the continued development of our business there.”

In the Asia/Pacific region, sales for the second quarter were up 8.7% from last year and up 14.6% year to date.

“Australia continued a strong growth trend thanks to the development of our No Vac brand along with WD-40,” Ridge said. “The second quarter in Asia was marked by the opening of our Chinese subsidiary.”

Global sales of the lubricants WD-40 and 3-IN-ONE Oil were up 15.7% for the second quarter and are up 15.5% through six months.

“Our lubricant sales have grown at a compound annual rate of 9.5% over the past three full fiscal years which reflects both the opportunity and the execution of our plans,” according to Ridge. “Our results stem from the effort and investment we’ve made in developing markets and in product innovation in WD-40 and 3-IN-ONE.”

Sales of household products X-14(R), Carpet Fresh(R), 2000 Flushes(R), Spot Shot(R) and 1001(R) were up 1.6% compared to the previous year's quarter. First half household product sales are down 2.8% from the prior year.

“The categories where we compete with our household brands continue to face significant competition,” Ridge said. “However, we are continuing to focus on new product development under our brand names and intend to continue our commitment to work on future product, packaging and promotional innovation and renovation.”

Sales of heavy-duty hand cleaners Lava(R) and Solvol(R) were down 12.1% for the quarter and are off 9.7% for the first half of the year.

“While we are unhappy with the decline in hand cleaner sales, we recognize that the business requires minimal investment and remains quite profitable to us,” Ridge said.

WD-40 Company's 10-Q will be filed on April 9, 2007.

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to building brand equities that are first or second choice in their respective categories. The company will leverage and build the brand fortress of WD-40 Company by developing and acquiring brands that deliver a unique high value to end users and that can be distributed across multiple trade channels in one or more areas of the world. WD-40 Company produces multi-purpose lubricants, WD-40(R), and 3-IN-ONE(R), the Lava(R) and Solvol(R) brands of heavy-duty hand cleaners, and household products 2000 Flushes(R), X-14(R), Carpet Fresh(R), Spot Shot(R) and 1001(R). WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $286.9 million in fiscal 2006. Additional information about WD-40 Company can be obtained online at www.wd40.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company's outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which cause actual results to differ materially from the forward-looking statements, including impact of cost of goods, the impact of new product innovations and renovations, the impact of foreign currency exchange rates and the timing of advertising and sales promotion activities. The company's expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company's expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 Company

Consolidated Condensed Statements of Operations

(unaudited)

	Three Months Ended February 28,		Six Months Ended February 28,
	2007	2006	2007	2006
Net sales	$79,331,000	$71,480,000	$151,287,000	$138,695,000
Cost of products sold(1)	40,293,000	37,204,000	77,776,000	72,105,000

Gross profit	39,038,000	34,276,000	73,511,000	66,590,000

Operating expenses:
Selling, general and administrative	19,736,000	17,267,000	38,791,000	33,624,000
Advertising and sales promotion	5,061,000	4,829,000	10,703,000	8,174,000
Amortization of intangible asset	146,000	130,000	287,000	262,000

Income from operations	14,095,000	12,050,000	23,730,000	24,530,000

Other (expense) income:
Interest expense, net	(613,000)	(853,000)	(1,294,000)	(1,858,000)
Other (expense) income, net	(94,000)	82,000	(185,000)	223,000

Income before income taxes	13,388,000	11,279,000	22,251,000	22,895,000

Provision for income taxes	4,449,000	4,048,000	7,618,000	8,151,000

Net income	$8,939,000	$7,231,000	$14,633,000	$14,744,000

Earnings per common share:
Basic	$0.52	$0.43	$0.86	$0.88

Diluted	$0.52	$0.43	$0.85	$0.88

Weighted-average common shares outstanding, basic	17,043,032	16,716,309	17,032,602	16,702,570

Weighted-average common shares outstanding, diluted	17,232,563	16,825,560	17,236,795	16,801,018

Dividends declared per share	$0.25	$0.22	$0.47	$0.44

(1)

Includes cost of products acquired from related party of $4,604,000 and $9,696,000 for the three months ended February 28, 2007 and 2006, respectively; and $9,795,000 and $20,446,000 for the six months ended February 28, 2007 and 2006, respectively.

WD-40 Company

Consolidated Condensed Balance Sheets

(unaudited)

	February 28, 2007	August 31, 2006
Assets
Current assets:
Cash and cash equivalents	$46,643,000	$45,206,000
Trade accounts receivable, less allowance for doubtful accounts of $712,000 and $762,000	49,690,000	44,491,000
Product held at contract packagers	1,910,000	1,385,000
Inventories	15,010,000	15,269,000
Current deferred tax assets, net	4,336,000	4,331,000
Other current assets	3,970,000	4,858,000

Total current assets	121,559,000	115,540,000

Property, plant and equipment, net	8,802,000	8,940,000
Goodwill	96,263,000	96,118,000
Other intangibles, net	42,647,000	42,722,000
Investment in related party	972,000	972,000
Other assets	3,987,000	4,183,000

	$274,230,000	$268,475,000

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$10,714,000	$10,714,000
Accounts payable	17,534,000	11,287,000
Accounts payable to related party	902,000	463,000
Accrued liabilities	13,129,000	11,678,000
Accrued payroll and related expenses	3,759,000	7,485,000
Income taxes payable	1,975,000	2,040,000

Total current liabilities	48,013,000	43,667,000

Long-term debt	42,857,000	53,571,000
Deferred employee benefits and other long-term liabilities	2,001,000	1,895,000
Long-term deferred tax liabilities, net	14,588,000	13,611,000

Total liabilities	107,459,000	112,744,000

Shareholders’ equity:
Common stock, $.001 par value, 36,000,000 shares authorized — 17,587,807 and 17,510,668 shares issued	18,000	17,000
Paid-in capital	65,530,000	62,322,000
Retained earnings	109,961,000	103,335,000
Accumulated other comprehensive income	6,288,000	5,083,000
Common stock held in treasury, at cost (534,698 shares)	(15,026,000)	(15,026,000)

Total shareholders’ equity	166,771,000	155,731,000

	$274,230,000	$268,475,000

WD-40 Company

Consolidated Condensed Statements of Cash Flows

(unaudited)

	Six Months Ended February 28,
	2007	2006
Cash flows from operating activities:
Net income	$14,633,000	$14,744,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,820,000	1,699,000
Losses (gains) on sales and disposals of property and equipment	22,000	(20,000)
Deferred income tax expense	989,000	1,053,000
Excess tax benefits from exercise of stock options	(114,000)	(205,000)
Distributions received and equity (earnings) losses from related party, net	—	178,000
Stock-based compensation	1,064,000	987,000
Changes in assets and liabilities:
Trade accounts receivable	(4,663,000)	(657,000)
Product held at contract packagers	(525,000)	(341,000)
Inventories	358,000	(4,513,000)
Other assets	879,000	274,000
Accounts payable and accrued expenses	3,801,000	(1,564,000)
Accounts payable to related party	439,000	(965,000)
Income taxes payable	107,000	2,891,000
Deferred employee benefits and other long-term liabilities	55,000	52,000

Net cash provided by operating activities	18,865,000	13,613,000

Cash flows from investing activities:
Purchases of short-term investments	(99,600,000)	—
Sales of short-term investments	99,600,000	—
Proceeds from collections on notes receivable	25,000	50,000
Capital expenditures	(1,181,000)	(1,878,000)
Proceeds from sales of property and equipment	109,000	163,000

Net cash used in investing activities	(1,047,000)	(1,665,000)

Cash flows from financing activities:
Repayments of long-term debt	(10,714,000)	(10,714,000)
Proceeds from issuance of common stock	2,025,000	2,334,000
Excess tax benefits from exercise of stock options	114,000	205,000
Dividends paid	(8,007,000)	(7,344,000)

Net cash used in financing activities	(16,582,000)	(15,519,000)

Effect of exchange rate changes on cash and cash equivalents	201,000	40,000

Increase (decrease) in cash and cash equivalents	1,437,000	(3,531,000)

Cash and cash equivalents at beginning of period	45,206,000	37,120,000

Cash and cash equivalents at end of period	$46,643,000	$33,589,000

WD-40 Company

Consolidated Condensed Statements of Comprehensive Income

(unaudited)

	Three Months Ended February 28,		Six Months Ended February 28,
	2007	2006	2007	2006
Net income	$8,939,000	$7,231,000	$14,633,000	$14,744,000

Other comprehensive (loss) income:
Equity adjustment from foreign currency translation, net of tax	(111,000)	400,000	1,205,000	(477,000)

Total comprehensive income	$8,828,000	$7,631,000	$15,838,000	$14,267,000